Exhibit 99.3
P. H. Glatfelter Company
PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF
all outstanding unregistered 7 1/8% notes due 2016
($200,000,000 aggregate principal amount)
for
7 1/8% exchange notes due 2016
that have been registered under the Securities Act of 1933

Fully and unconditionally guaranteed as to payment of principal and interest by certain of P. H. Glatfelter’s domestic subsidiaries

To Our Clients:
      We are enclosing herewith a Prospectus dated                     , 2006 (the “Prospectus”) of P. H. Glatfelter Company and the related Letter of Transmittal, which together constitute the offer of P. H. Glatfelter (the “Exchange Offer”) to exchange $200,000,000 aggregate principal amount of unregistered 7 1/8% notes due 2016 for 7 1/8 % exchange notes due 2016 which have been registered under the Securities Act of 1933, as amended upon the terms and subject to the conditions set forth in the Exchange Offer.
      Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2006 unless the exchange offer is extended by P. H. Glatfelter Company in its sole discretion.
      The Exchange Offer is not conditioned upon any minimum number of unregistered securities being tendered.
      We are the holder of record of unregistered securities held by us for your account. A tender of such unregistered securities can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender unregistered securities held by us for your account.
      We request instructions as to whether you wish to tender any or all of the unregistered securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.
      Pursuant to the Letter of Transmittal, each holder of unregistered securities (a “Holder”) will represent to P. H. Glatfelter Company that:

•	the exchange securities acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange securities, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the exchange securities (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered securities or exchange securities;

•	neither the Holder nor any other recipient is an “affiliate” of P. H. Glatfelter Company as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with P. H. Glatfelter Company or any “affiliate” of P. H. Glatfelter Company as defined in Rule 405 promulgated under the Securities Act to distribute the exchange securities;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange securities for its own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange securities received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.
      By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

Very truly yours,